256



                                 AWARD AGREEMENT


         WHEREAS, Ronald P. Koegler (the "Employee") is employed by Cardinal Realty Services, Inc. (the "Company");

         WHEREAS, the Company has determined that it is in the best interest of the Company to issue 485 shares of the Company's Common Stock, without par value (the "Shares") in lieu of cash compensation to be paid to the Employee during the Company's 1997 fiscal year;

         WHEREAS, pursuant to the terms of this Award Agreement, the Company grants to Employee the Shares subject to the terms, conditions, limitations and restrictions hereinafter set forth.

         1. Issuance of Shares. The Shares to be issued hereunder shall be issued in lieu of cash compensation otherwise payable to Employee during the Company's 1997 fiscal year and shall be earned ratably over the course of the Company's 1997 fiscal year for so long as Employee is entitled to receive regular payments of base compensation. Pursuant to Employee's written election, the Shares to be issued hereunder will be issued for Employee's benefit to The Provident Bank, a state chartered bank ("Trustee"), as trustee under the Company's Executive Deferred Rabbi Trust Agreement ("Trust"). The Trustee will hold the Shares pursuant to the provisions of the Trust and Employee's beneficial ownership of the Shares shall be subject to the terms and provisions of the Trust as well as the Company's Executive Deferred Compensation Plan dated as of April 18, 1996. Once earned, the Shares shall be issued to Trustee for Employee's benefit on a quarterly basis, promptly following the end of each calendar quarter on account of the immediately preceding calendar quarter. Accordingly, so long as Employee remains in the employ of Company for the entire calendar quarter in question, Employee will be entitled to receive 121.25 Shares on account of each calendar quarter during the Company's 1997 fiscal year. In the event that Employee's employment with Company or any subsidiary of Company terminates during the Company's 1997 fiscal year, then in such event Employee shall be entitled to that number of Shares earned on a pro-rated basis during the calendar quarter in which termination of employment occurs, determined by multiplying the sum of 121.25 Shares by a fraction, the numerator of which will equal the number of calendar days during which Employee remained in the employ of the Company during such calendar quarter and the denominator of which will equal the total number of calendar days comprising such calendar quarter.

         2. Value of the Shares. The Shares to be issued hereunder shall be valued at $20-5/8, the closing price on December 31, 1996.

         3. Withholding Taxes. The Company shall have the right to withhold cash compensation from Employee to provide for the federal, state, local or foreign tax, if any, withholding obligations of the Company, in connection with the issuance of the Shares.

         4. Right to Terminate Employment. No provision of this Award Agreement shall limit in any way whatsoever any right that the Company or a subsidiary may otherwise have to terminate the employment of Employee at any time.

         5. Severability. In the event that one or more of the provisions of this Award Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

         6. Governing Law. This Award Agreement is made under, and shall be construed in accordance with, the laws of the State of Ohio.

         This Award Agreement is executed by the Company as of the 30th day of June, 1997, so as to be effective as of the 1st day of January, 1997.


                                          CARDINAL REALTY SERVICES, INC.


                                          By: /s/ John B. Bartling, Jr.
                                             ----------------------------------
                                                  John B. Bartling, Jr.,
                                                  President and
                                                  Chief Executive Officer


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
                                      258


         The undersigned Employee hereby acknowledges receipt of an executed original of this Award Agreement and accepts the beneficial, deferred right to receive the Shares covered hereby, subject to the terms and conditions hereinabove set forth.

         Employee acknowledges that he has been advised that the Shares covered by this Agreement have not been registered under the Securities Act of 1933, as amended, and agrees that he will not make any disposition of such Shares unless either (a) such Shares have been registered under said Act or (b) an exemption from the registration provisions of said Act is applicable to Employee's proposed disposition of such Shares, as the case may be. Employee understands that the certificates for such Shares may bear a legend substantially as follows:

         The shares evidenced by this Certificate have not been registered under the Securities Act of 1933, as amended. Such shares may not be sold or otherwise transferred until the same have been registered under said Act or until the Company shall have received an opinion of legal counsel or a copy of a letter from the staff of the Division of Corporate Finance of the Securities and Exchange Commission, in either case satisfactory to the Company, that such Shares may legally be sold or otherwise transferred without such registration.


                              /s/ Ronald P. Koegler
                                  ---------------------
                                  RONALD P. KOEGLER
                                  Date: June 30, 1997
                                  Effective as of January 1, 1997


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